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Contact:  Jeffrey T. Cook                         Lissa Perlman
          Penford Corporation                     Roanne Kulakoff
          425-462-6000                            Kekst and Company
                                                  212-521-4800


                PENFORD CORPORATION ANNOUNCES PLANNED SPIN-OFF OF
                    PHARMACEUTICALS BUSINESS TO SHAREHOLDERS

Bellevue, WA, May 19, 1998 -- Penford Corporation (NASDAQ:PENX) announced today that its Board of Directors has approved a plan to effect a tax-free spin-off to its shareholders of the Company's pharmaceuticals subsidiary, Penwest Pharmaceuticals Co. (PPC). The spin-off will represent the culmination of the plan announced last year by Penford Corporation to foster the growth potential of its pharmaceuticals business and, separately, its specialty paper chemicals and food ingredients businesses. The plan is subject to the satisfaction of certain conditions.

Tod R. Hamachek, Penford Corporation President and Chief Executive Officer, said, "The spin-off will allow the two businesses to pursue their strategies as independent companies. Each company will now be able to focus fully on implementing its business plan and on making the investments appropriate to its distinctly different needs."

The original plan called for PPC to complete an initial public offering (IPO), followed by a tax-free spin-off. PPC's IPO was postponed on December 18, 1997 due to market conditions for new issues in general, as well as for health care and technology stocks in particular. Subsequently, the Company concluded that the objective of enhancing shareholder value could best be achieved through a tax-free spin-off of PPC to Penford Corporation shareholders, rather than wait for improvement in the initial public offering market for health care/pharmaceuticals companies. The spin-off will require that debt financing be obtained by PPC and guaranteed by Penford Corporation. The Company anticipates completing the spin-off by the end of its fiscal year, August 31, 1998. It is anticipated that shares of PPC will trade on the NASDAQ national market under the symbol "PPCO."

Upon the successful completion of the spin-off transaction, Mr. Hamachek will leave his posts at Penford Corporation to become Chairman and Chief Executive Officer of PPC. Penford Corporation Chief Financial Officer, Jeffrey T. Cook, will become President and Chief Executive Officer of Penford Corporation.

As a result of the plan, Penford Corporation will report the spin-off of PPC as a discontinued operation in the upcoming third quarter. Accordingly, the Company expects to record a one-time charge in its third quarter of approximately $8.7 million ($5.7 million after tax or $0.76 per share) related to the spin-off. The charge reflects the costs of separating the two businesses and includes direct costs such as professional fees and investment banking fees, other costs of establishing PPC as a separate public company, and the future estimated operating losses of PPC through the anticipated spin-off date. The charge also includes the write-off of certain costs incurred in connection with the previously planned IPO.


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Penford Corporation develops, manufactures and markets specialty carbohydrate-based chemicals for papermaking and specialty food ingredients through its Penford Products Co. and Penford Food Ingredients Co. businesses. Its Penwest Pharmaceuticals Co. subsidiary is engaged in the research, development and commercialization of novel drug delivery technologies and is an established manufacturer and distributor of excipients used in binding, disintegrating and lubricating tableted pharmaceutical and nutritional products.

This press release contains forward-looking statements concerning the completion of the spin-off of PPC, the estimated amount of the one-time charge to be incurred by Penford Corporation and the anticipated results of Penford Corporation and PPC. There are a variety of factors which could cause actual events to differ materially from those projected in the forward-looking statements, including without limitation, (i) the risk that the spin-off may not be completed as the result of future developments in Penford Corporation's or PPC's business or conditions in the securities markets, failure to obtain financing for PPC or necessary government rulings or approvals or third party consents or agreements or other developments, (ii) the risk that the amount of the charge or results may be affected by greater than expected spin-off costs or losses at PPC prior to the spin-off date, unanticipated costs and expenses or other events affecting Penford Corporation's or PPC's business, and (iii) other risks listed in the Company's SEC reports, including the reports on Form 10-K for the year ended August 31, 1997 and Form 10-Q for the quarter ended February 28, 1998.


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